As filed with the Securities and Exchange Commission on March 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEPTERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3891440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Septerna, Inc.

250 East Grand Avenue

South San Francisco, California 94080

(650) 338-3533

(Address, including zip code and telephone number, including area code, of registrant’s Principal Executive Offices)

Septerna, Inc. 2024 Stock Option and Incentive Plan

Septerna, Inc. 2024 Employee Stock Purchase Plan

Septerna, Inc. 2026 Inducement Plan

(Full title of the plans)

Jeffrey Finer, M.D., Ph.D.

Chief Executive Officer

Septerna, Inc.

250 East Grand Avenue

South San Francisco, California 94080

(650) 338-3533

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom

Deepa M. Rich

Adam V. Johnson

Goodwin Procter LLP

601 Marshall Street

Redwood City, California 94063

(650) 752-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purposes of registering (i) an additional 2,240,313 shares of common stock, par value $0.001 per share (“common stock”), of Septerna, Inc. (the “Registrant”) that may be issued pursuant to the Septerna, Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”), (ii) an additional 369,402 shares of common stock that may be issued pursuant to the Septerna, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”), and (iii) 500,000 shares of common stock that may be issued pursuant to the Septerna, Inc. 2026 Inducement Plan (the “Inducement Plan”).

The number of shares of common stock reserved and available for issuance under the 2024 Plan is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) such number of shares of common stock as determined by the Administrator (as defined in the 2024 Plan). Accordingly, on January 1, 2026, the number of shares of common stock reserved and available for issuance under the 2024 Plan increased by 2,240,313. This Registration Statement registers these additional 2,240,313 shares of common stock. The additional shares are of the same class as other securities relating to the 2024 Plan for which the Registrant’s registration statements filed on Form S-8 (File No. 333-282837 and File No. 333-286152) filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2024 and March 27, 2025, respectively, are effective.

The number of shares of common stock reserved and available for issuance under the 2024 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) 369,402 shares of common stock, (ii) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (iii) such number of shares of common stock as determined by the Administrator (as defined in the 2024 ESPP). Accordingly, on January 1, 2026, the number of shares of common stock reserved and available for issuance under the 2024 ESPP increased by 369,402. This Registration Statement registers these additional 369,402 shares of common stock. The additional shares are of the same class as other securities relating to the 2024 ESPP for which the Registrant’s registration statement filed on Form S-8 (File No.  333-282837) filed with the SEC on October 25, 2024, is effective.

The information contained in the Registrant’s registration statements on Form S-8 (File No.  333-282837 and File No.  333-286152) is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.

On February 5, 2026, the Board of Directors of the Registrant (the “Board”) adopted the Inducement Plan, effective as of February 5, 2026, pursuant to which the Registrant reserved 500,000 shares of common stock to be issued exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market (“Rule 5635(c)(4)”). The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4). This Registration Statement registers these 500,000 shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428 under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Septerna, Inc., 250 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary, telephone number (650) 338-3533.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)	Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 9, 2026;

(b)

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 from its definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which will be filed with the SEC within 120 days of the fiscal year ended December 31, 2025;

(c)	the Registrant’s Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 2, 2026; and

(d)

the description of Common Stock included in the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 22, 2024, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in Section 145. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its amended and restated certificate of incorporation, as amended, and amended and restated bylaws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as directors or officers, except for liability for:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for the Registrant’s directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions;

•	any transaction from which they derived an improper personal benefit; or

•	for the Registrant’s officers, any derivative action by or in the right of the Registrant.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of the Board, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Board, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration on Form S-1, as amended, filed with the commission on October 21, 2024 (File No. 333-282469)).

4.2†	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated as of June 28, 2023 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 2, 2024 (File No. 333-282469)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Independent Registered Public Accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Septerna, Inc. 2024 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 21, 2024 (File No. 333-282469)).

99.2	Septerna, Inc. 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 21, 2024 (File No. 333-282469)).

99.3*	Septerna, Inc. 2026 Inducement Plan and forms of award agreements thereunder.

107*	Filing Fee Table.

*	Filed herewith.
†

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted attachment to the Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California, on this 9th day of March, 2026.

SEPTERNA, INC.

By:	/s/ Jeffrey Finer, M.D., Ph.D.
Name:	Jeffrey Finer, M.D., Ph.D.
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jeffrey Finer, M.D., Ph.D. and Gil Labrucherie, CFA, J.D. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the date indicated below.

Name	Title	Date

/s/ Jeffrey Finer, M.D., Ph.D.	Chief Executive Officer and Director	March 9, 2026
Jeffrey Finer, M.D., Ph.D.	(Principal Executive Officer)

/s/ Gil M. Labrucherie, CFA, J.D.	Chief Financial Officer	March 9, 2026
Gil M. Labrucherie, CFA, J.D.	(Principal Financial and Accounting Officer)

/s/ Jeffrey Tong, Ph.D.	Chairman and Director	March 9, 2026
Jeffrey Tong, Ph.D.

/s/ Abraham Bassan, M.S.	Director	March 9, 2026
Abraham Bassan, M.S.

/s/ Bernard Coulie, M.D., Ph.D., M.B.A.	Director	March 9, 2026
Bernard Coulie, M.D., Ph.D., M.B.A.

/s/ Alan Ezekowitz, M.D., D. Phil.	Director	March 9, 2026
Alan Ezekowitz, M.D., D. Phil.

/s/ Shalini Sharp, M.B.A.	Director	March 9, 2026
Shalini Sharp, M.B.A.

/s/ Jake Simson, Ph.D.	Director	March 9, 2026
Jake Simson, Ph.D.

/s/ Keith Gottesdiener, M.D.	Director	March 9, 2026
Keith Gottesdiener, M.D.